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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Orchid BioSciences, Inc.
(609) 750-2200
Tracy J. Henrikson
Director, Corporate Communications

              ORCHID BIOSCIENCES PROVIDES CORPORATE STRATEGY UPDATE

PRINCETON, N.J., Oct. 11, 2002 -- Orchid BioSciences, Inc. (Nasdaq: ORCH) yesterday provided an update on the company's business strategy as part of its presentation at the UBS Warburg Global Life Sciences Conference. Orchid intends to phase out the SNP genotyping instruments and related consumables offered by its Orchid Life Sciences strategic business unit. The company plans to continue to provide advanced clinical-quality SNP genotyping services to the pharmaceutical industry. Orchid also expects to continue to leverage its leading SNP technology in providing genoprofiling services through its business units which focus on the identity genomics, diagnostics and personalized healthcare markets.

This action is consistent with Orchid's refocusing of its business in clinical-quality genoprofiling, which represents the largest portion of Orchid's current revenues and expected future growth.

In his presentation at the UBS Warburg Conference, Dr. George Poste, Orchid's recently-appointed chairman, noted that rising competition and short product life cycles are making the market for research tools and reagents increasingly less attractive. Continuing its sharp focus on expense reduction and achieving profitability by the end of 2003, Orchid is concentrating its efforts on its high growth service businesses where it already is a market leader in profiling genetic uniqueness, including forensics and counter-terrorism, paternity, agriculture, HLA testing for organ transplantation and the pioneering work of its Orchid GeneShield unit in accelerating adoption of personalized medicine.

Orchid expects its core SNP-IT(TM) technology to continue to be a key strategic advantage in its genoprofiling businesses. Orchid has recently successfully adapted its SNP technology for forensic DNA testing to identify victims of the World Trade Center disaster and is already applying its SNP genotyping technology in its paternity and personalized healthcare businesses.

Orchid is currently assessing various options for its SNP tools business and expects actions to be finalized by the end of the year. Marketing partnerships and other arrangements or forms of disposition are being sought. While Orchid is not yet able to determine the definitive financial effect of this action, the company expects it to have a minimal impact on 2002 top-line revenues, which Orchid currently estimates to be approximately $65 million. Orchid reiterated its expectation of achieving profitability in the fourth quarter of 2003.

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ORCHID BIOSCIENCES PROVIDES CORPORATE STRATEGY UPDATE...2 OF 2

To access the webcast of Orchid's presentation at the UBS Warburg Conference, go to www.ubswarburg.com, click on the "Events and Conferences" link located in the lower right area of the page, and then click on the "Webcast" link under the Global Life Sciences Conference heading. The webcast replay is available until November 10, 2002.

About Orchid BioSciences
Orchid BioSciences is the leading provider of services and products for profiling genetic uniqueness. Orchid's interlocking strategic business units address distinctive markets that together represent a unique balance of established, predictable growth, such as forensic and paternity DNA testing and tissue matching for organ transplantation, and large upside potential, like pharmacogenetics-based personalized healthcare. All leverage Orchid's network of accredited genotyping laboratories, its leading technologies and its expertise in genetic analysis. Orchid provides identity genomics testing for forensics and paternity through Orchid Cellmark and Orchid GeneScreen. Orchid Diagnostics markets products and services for HLA genotyping, disease susceptibility testing and immunogenetics. Orchid GeneShield is developing pharmacogenetics-based programs designed to accelerate the adoption of personalized healthcare. Orchid provides advanced SNP genotyping services to pharmaceutical, biotechnology, agricultural and academic customers and collaborations, and develops valuable SNP markers and assays. More information on Orchid can be found at its web site www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Orchid's (i) intention to phase out the SNP genotyping instruments and related consumables offered by its Orchid Life Sciences strategic business unit; (ii) plans to continue to provide advanced clinical-quality SNP genotyping services to the pharmaceutical industry; (iii) expectation that it will continue to leverage its leading SNP technology in providing genoprofiling services through its other strategic business units which focus on the identity genomics, diagnostics and personalized healthcare markets; (iv) expectation of future growth in which clinical quality genoprofiling represents the largest portion of revenues; (v) expectation that its core SNP-IT(TM) technology will continue to be a key strategic advantage in its genoprofiling businesses; (vi) plans to enter into marketing partnerships or other arrangements or forms of disposition of its SNP tools business; (vii) expectation that actions with respect to the disposition of its SNP tools business will be finalized by the end of the year;(viii) expectation that the disposition of its SNP tools business will have a minimal impact on 2002 top-line revenues, which Orchid currently estimates to be approximately $65 million; and (ix) expectation that Orchid will achieve profitability in the fourth quarter of 2003. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, and patent protection and litigation. These risks and other additional factors affecting Orchid's business are discussed in the "Forward-Looking Statements" section of Orchid's Form 10-Q for the quarterly period ended June 30, 2002 and the "Overview" and "Risk Factors" sections of Orchid's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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